Exhibit 15.1
AUDIT COMMITTEE CHARTER
OF
ENVOY COMMUNICATIONS GROUP INC.
(Last Revised on September 22, 2004)
1. PURPOSE
The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities. Consistent with this function, the Audit Committee should serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system in light of applicable legal and regulatory requirements, review and appraise the audit efforts of the Corporation’s independent auditor, and provide an open avenue of communication among the independent auditor, financial and senior management and the Board of Directors.
2. COMPOSITION
The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall satisfy the independence requirements applicable to members of audit committees under the rules of the NASDAQ, Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”), the rules of the U.S. Securities and Exchange Commission and any other applicable laws and regulations. All members of the Committee shall satisfy the financial literacy requirements or definitions applicable to members of audit committees under MI 52-110, the rules of the NASDAQ and any other applicable laws and regulations. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant. Each member of the Committee shall be appointed by the Board and shall continue to be a member thereof until the expiration of his or her term of office as a Director. The Chair of the Committee shall be designated by the Board of Directors.
3. MEETINGS
The Committee shall meet at least four times per year or more frequently as circumstances dictate. The meetings are scheduled to permit timely review of the quarterly and annual financial statements, reports and related press releases. As part of its responsibility to foster open communication, the Committee should meet at least annually with management and the independent auditor in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee. A majority of the members appearing at a duly convened meeting shall constitute a quorum and the Committee shall maintain minutes or other records of its meetings and activities.
4. AUDIT COMMITTEE AUTHORITY AND RESOURCES
The Audit Committee has the authority, without further approval of the Board of Directors: (a) to engage independent counsel and other advisors as it determines necessary to carry out its duties; (b) to set and pay the compensation for any such advisors employed by the Committee; and (c) to communicate directly with external auditors and internal auditors and any other personnel of the Corporation and to have unrestricted access to any documents of the Corporation relevant to the performance of the Committee’s duties.
5. RESPONSIBILITIES AND DUTIES
The Audit Committee will fulfill its responsibilities and duties by carrying out the following activities:
     Documents/Reports Review
1. Review and update this Charter periodically and at least annually, as conditions dictate.
2. Review the Corporation’s:
(i) annual and interim financial statements and related management’s discussion and analysis and earnings releases; and
(ii) financial information contained in annual reports, annual information forms, prospectuses, registration statements and similar disclosure documents of the Corporation, all prior to filing with any governmental body or disclosure to the public, including any audit, review, attestation, certification, report or opinion rendered by the independent auditor.

3. The review referred to in Section 5.2 above would include, as appropriate, a discussion of the quality of the accounting principles as applied and significant judgments affecting the Corporation’s financial statements, significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management.
     Independent Auditor
4. Recommend to the Board of Directors the nomination of the independent auditor and approve the fees and other compensation to be paid to the independent auditor. The Audit Committee shall have exclusive responsibility for the foregoing and the independent auditor shall report directly to the Audit Committee.
5. Ensure the independent auditor submits a formal written statement delineating all relationships between the independent auditor and the Corporation and pre-approve, in accordance with the requirements of MI 52-110 and any other applicable laws and regulations, all non-audit services to be provided to the Corporation or any subsidiary by the independent auditor.
6. On an annual basis, engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.
7. Recommend that the Board of Directors take appropriate action in response to the independent auditor’s report to satisfy itself of the independence of the independent auditor.
8. Review and oversee all aspects of the performance of the independent auditor and approve any proposed discharge of the independent auditor when circumstances warrant.
9. Meet periodically with the independent auditor to discuss any matters that the Audit Committee believes should be discussed privately and without management present. Such matters would normally include internal controls and the fullness and accuracy of the Corporation’s financial statements.
10. Review and approve the Corporation’s hiring policy regarding partners, employees and former partners and employees of the present and former independent auditor. At this time, the Corporation’s policy shall be to not hire any partner or employee of BDO Dunwoody LLP (and for a period ending February 17, 2005, any partner or employee of KPMG LLP), or any person who was within the last two years a partner or employee of BDO Dunwoody LLP, unless the Committee decides otherwise.
     Financial Reporting Process
11. In consultation with the independent auditor, periodically review and assess the integrity and adequacy of the Corporation’s financial reporting processes, both internal and external. In particular, the Committee must be satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements (other than the disclosure referred to in Section 5.2(i) and (ii) above, which the Committee will directly review) and must periodically assess the adequacy of those procedures.
12. Consider the independent auditor’s judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.
13. Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent auditor or management.
14. After review of the audited financial statements and discussions with management and the independent auditor, consider whether the financial statements are fairly presented in conformity with Canadian and U.S. Generally Accepted Accounting Principles, as applicable.
15. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Corporation or any of its subsidiaries of concerns regarding questionable accounting or auditing matters.
     Process Improvement
16. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.
17. Following completion of the annual audit, review separately with each of management and the independent auditor any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.
18. Review any significant disagreements between management and the independent auditor in connection with the preparation of the financial statements.
19. Provide that the independent auditor discuss with the Audit Committee the independent auditor’s judgments about the quality, not just the acceptability, of the Corporation’s accounting principles as applied in its financial reporting; the discussion should include such issues as the clarity of the Corporation’s financial disclosures and degree of aggressiveness or conservatism of the Corporation’s accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosures and reviewed by the independent auditor.
20. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee.
     Related Party Transactions
21. The Committee shall review and approve, if appropriate, any transaction between the Corporation or any of its subsidiaries and a related party and any transaction involving the Corporation or a subsidiary and another party in which the parties’ relationship could enable the negotiation of terms on other than an independent, arm’s length basis.
6. REMUNERATION OF AUDIT COMMITTEE MEMBERS
No member of the Audit Committee may accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or its subsidiaries, and is not eligible to serve as a member of the Committee if he or she accepted, directly or indirectly, any such fee in the three-year period prior to his or her proposed Committee appointment, except in each case in respect of remuneration for acting in his or her capacity as a member of the Board of Directors or any board committee or as a part-time chair or vice-chair of the Board of Directors or any board committee. For the purposes of the foregoing, “indirectly” includes the receipt of such fees by an immediate family member.